Exhibit 12.01

                                  SBARRO, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)


                                                                           FISCAL YEAR
                                                                           -----------

                                                 2003          2002          2001           2000            1999
                                                 ----          ----          ----           ----            ----
Fixed charges:
Interest expense                                $31,039         $30,959      $30,950       $30,243        $  7,899
Rental expense                                   23,068          23,424       24,154        22,412          21,845
                                                 ------          ------       ------        ------          ------
Total fixed charges (1)                         $54,107         $54,383      $55,104       $52,655         $29,744
                                                =======         =======      =======       =======         =======
Earnings available for fixed charges:
Earnings (2)                                   $(16,764)       $  4,165     $(14,573)      $20,113         $48,156
Add fixed charges                                54,107          54,383       55,104        52,655          29,744
                                                 ------          ------       ------        ------          ------
Total earnings available for fixed charges      $37,343         $58,548      $40,531       $72,768         $77,900
                                                =======         =======      =======       =======         =======
Ratio of earnings to fixed charges (3)             0.7             1.1          0.7           1.4             2.6
                                                   ===             ===          ===           ===             ===


(1) Total fixed charges consist of interest and one-third of rent expense (deemed to be a reasonable approximation of the interest factor for rent).
(2) Earnings represents income before income taxes, cumulative effect of change in method of accounting, minority interest and equity in net income (loss) of unconsolidated affiliates.
(3) The ratio of earnings to fixed charges has been computed based on dividing total earnings available for fixed charges by total fixed charges.